Exhibit 99.B15(b)


                                DISTRIBUTION PLAN

                                       OF

                            PBHG ADVISOR FUNDS, INC.

                               ("Class B" Shares)



         Section 1. PBHG Advisor Funds, Inc. (the "Company"), on behalf of the shares of common stock of the portfolios set forth in Schedule A to this plan (the "Portfolios" and each individually, a "Portfolio"), may pay for distribution of the Class B shares of each such Portfolio (the "Shares") which the Company issues from time to time, pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "1940 Act"), according to the terms of this Distribution Plan (the "Plan").

         Section 2. The Company shall pay to PBHG Fund Distributors and each successor distributor of the Shares (each thereof a "Distributor") a monthly fee at the annual aggregate rate of 1.00% of the average net asset value of the Shares of each Portfolio, as determined at the close of each business day during the month of which, (i) 0.75% is to compensate the Distributor for services provided and expenses incurred by it in connection with the offering and sale of the Shares, which may include, without limitation, the payment by the Distributor to investment dealers of commissions on the sale of the Shares, as set forth in the then current prospectus or statement of additional information with respect to the Shares and interest and other financing costs (such portion the "Distribution Fee") and (ii) 0.25% is for the payment of a service fee for maintaining or improving services provided to shareholders by the Distributor and investment dealers, financial institutions and 401(k) plan service providers (such portion, the "Service Fee"). Such fees shall be payable for each month within 15 days after the close of such month, subject to any applicable limitations imposed by Rule 2830 of the Conduct Rules of NASD Regulation, Inc. in effect from to time (the "Conduct Rules"). No provision of this Plan shall be interpreted to prohibit any payments by the Company with respect to the Shares of a Portfolio during periods when the sale of the Shares of such Portfolio have been suspended or otherwise limited.

         (a) The underwriting agreement or distribution contract between the Company and the Distributor relating to the Shares (the "Distributor's Contract") shall provide that: (i) the Distributor will be deemed to have performed all services required to be performed in order to be entitled to receive its Allocable Portion (as hereinafter defined) of the Distribution Fees payable in respect of



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Shares (including Reinvested Shares, Exchange Shares and Free Appreciation
Shares and any other Shares that derive from a Commission Share as such terms are defined in the Allocation Schedule attached as Schedule B to the Distributor's Contract) upon the settlement of each sale of a Commission Share taken into account in determining the Distributor's Allocable Portion of such Distribution Fees; (ii) the Company's obligation to pay the Distributor its Allocable Portion of the Distribution Fees payable in respect of the Shares of a Portfolio shall not be terminated or modified for any reason (including a termination of the Distributor's Contract between the Distributor and the Company) except to the extent required by a change in the 1940 Act or the Conduct Rules, in each case enacted or promulgated after February __, 1998, or in connection with a Complete Termination (as hereinafter defined) of this Plan;
(iii) the Company will not take any action to waive or change any contingent deferred sales charge that shall be subtracted from gross redemption proceeds upon redemption of the Shares as set forth in the then current prospectus or statement of additional information with respect to Shares (the "CDSC"), except as provided in such prospectus or statement of additional information, without the consent of the Distributor or its Transferees (as hereinafter defined); (iv) neither the termination of the Distributor's role as principal distributor of the Shares, nor the termination of the Distributor's Contract nor the termination of this Plan will terminate the Distributor's right to its Distributor's Allocable CDSC (as defined in the Distributor's Contract); and (v) such Distributor may assign, sell or pledge (collectively, "Transfer") its rights to its Allocable Portion of the Distribution Fees and the Distributor's Allocable CDSC of a Portfolio (but not the Distributor's obligations to the Company under the Distributor's Contract) in order to raise funds to make the expenditures related to the distribution of Shares of the Portfolio and in connection therewith, upon receipt of notice of such Transfer, the Company shall pay to the assignee, purchaser or pledgee (collectively with their subsequent transferees, "Transferees"), as third party beneficiaries, such portion of such Distributor's Allocable Portion of the Distribution Fees or the Distributor's Allocable CDSC in respect of the Shares of such Portfolio so sold or pledged, and except as provided in (ii) above and notwithstanding anything to the contrary set forth in this Plan or in the Distributor's Contract, to the extent the Distributor has transferred its rights as aforesaid, the Company's obligation to pay the Distributor's Allocable Portion of the Distribution Fees and the Distributor's Allocable CDSC payable in respect of the Shares of such Portfolio shall be absolute and unconditional and shall not be subject to dispute, offset, counterclaim or any defense whatsoever, at law or equity, including, without limitation, any of the foregoing based on the insolvency or bankruptcy of the Distributor (it being understood that such provision is not a waiver of the Company's right to pursue the Distributor and enforce such claims against the assets of the Distributor other than its right to the Allocable Portion of the Distribution Fees and the Distributor's Allocable CDSC in respect of the Shares

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of any Portfolio transferred in connection with such Transfer). For purposes of this Plan, the term Allocable Portion of the Distribution Fees payable in respect of the Shares of any Portfolio as applied to the Distributor shall mean the portion of such Distribution Fees payable in respect of such Portfolio allocated to the Distributor in accordance with the Allocation Schedule (attached to the Distributor's Contract) as it relates to the Shares of the Portfolio. For purposes of this Plan, the term Complete Termination in respect of any Shares of a Portfolio means a termination of this Plan involving the complete cessation of the payment of Distribution Fees in respect of all Shares of a Portfolio, and the complete cessation of the payment of Distribution Fees in respect of the Shares of a Portfolio and of shares of any successor fund or any fund acquiring a substantial portion of the assets of the Portfolio and for every future class of shares which has substantially similar characteristics to the Shares of such Portfolio taking into account the manner of payment and amount of sales charge, contingent deferred sales charge or other similar charges borne directly or indirectly by the holders of such shares.

         Section 3. This Plan shall not take effect until (a) it has been approved, together with any related agreements, by votes of the majority of both
(i) the Board of Directors of the Company and (ii) those directors of the Company who are not "interested persons" of the Company (as defined in the 1940
Act) and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Disinterested Directors"), cast in person at a meeting called for the purpose of voting on this Plan or such agreements and (b) the execution by the Company and the Distributor of a Distribution Agreement in respect of the Shares.

         Section 4. Unless sooner terminated pursuant to Section 6, this Plan shall continue in effect until April 1, 1999 and thereafter shall continue in effect so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Section 3.

         Section 5.The Distributor shall provide to the Company's Board of Directors and the Board of Directors shall review, at least quarterly, a written report of the amounts expended for distribution of the Shares and the purposes for which expenditures were made.

         Section 6. This Plan may be terminated with respect to the Shares of any Portfolio at any time by vote of a majority of the Disinterested Directors, or by vote of a majority of the outstanding Shares of such Portfolio, and may be terminated with respect to all Shares at any time by a vote of a majority of the Disinterested Directors, or by a vote of a majority of the outstanding Shares of the Company.

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         Section 7. Any agreement related to this Plan shall be made in writing, and shall provide:

                  (a) that such agreement may be terminated with respect to the Shares of any or all Portfolios at any time, without payment of any penalty, by vote of a majority of the Disinterested Directors or by a vote of the majority of the outstanding Shares of such Portfolio, on not more than sixty (60) days' written notice to any other party to the agreement; and

                  (b) that such agreement shall terminate automatically in the event of its assignment.

         Section 8. This Plan may not be amended to increase materially the amount of distribution expenses provided for in Section 2 unless such amendment is approved by a vote of at least a "majority of the outstanding voting securities" (as defined in the 1940 Act) of the Shares, and no material amendment to this Plan shall be made unless approved in the manner provided for in Section 3.

         Section 9. The provisions of this Plan are severable for each Portfolio of the Company and if the provisions of this Plan applicable to a particular Portfolio are terminated, the remainder of the Plan provisions applicable to the remaining Portfolios shall not be invalidated thereby and shall be given full force and effect.


                                             PBHG ADVISOR FUNDS, INC.
                                             (on behalf of the Class B Shares
                                             of the Portfolios)


Dated as of: April 1, 1998                   By: /s/ Gary L. Pilgrim
                                                 -----------------------------
                                                       President


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